UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 1, 2004

SBA Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-30110	65-0716501
(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 995-7670

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 1, 2004, SBA Communications Corporation (“SBA” or the “Company”) agreed to sell $250.0 million aggregate principal amount of 8½% senior notes due 2012 (the “Notes”), pursuant to the terms of a Purchase Agreement, dated as of December 1, 2004, among SBA and the initial purchasers named therein (the “Initial Purchasers”).

Pursuant to the Purchase Agreement, the Initial Purchasers have agreed to re-sell the Notes to qualified institutional buyers in accordance with Rule 144A and to non-U.S. persons under Regulation S under the Securities Act of 1933, as amended. The Notes will be governed by the terms of an Indenture, to be entered into between SBA and U.S. Bank, N.A., as Trustee (the “Indenture”). The Notes will be issued on or about December 14, 2004, subject to conditions.

Interest on the Notes will be payable semi-annually on June 1 and December 1 of each year, beginning on June 1, 2005. The Notes will mature on December 1, 2012. SBA may redeem all or part of the Notes before December 1, 2008 at a price equal to 100% of the principal amount plus an applicable make-whole premium and on or after December 1, 2008 at the applicable redemption price. SBA may redeem up to 35% of the Notes before December 1, 2007 from the proceeds of certain sales of its equity securities.

The Notes will be SBA’s senior unsecured obligations and will not be guaranteed by any of its subsidiaries. The Notes will be structurally subordinate to the 9¾% senior discount notes, senior credit facility and all other indebtedness incurred by SBA’s subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 7, 2004	SBA COMMUNICATIONS CORPORATION

/s/ Anthony J. Macaione
Anthony J. Macaione
Chief Financial Officer